EXHIBIT 99.1

NEWS

VEECO REPORTS FIRST QUARTER 2017 FINANCIAL RESULTS

First Quarter 2017 Highlights:

•                  Revenues of $94.4 million, up 21% compared with the same period last year

•                  GAAP earnings per share of $0.03, and non-GAAP earnings per share of $0.09

•                  Non-GAAP adjusted EBITDA of $7.3 million

•                  Announced agreement to acquire Ultratech, Inc., a leading supplier of lithography, laser-processing and inspection systems addressing the advanced packaging, semiconductor and LED industries

Plainview, N.Y., May 4, 2017 — Veeco Instruments Inc. (Nasdaq: VECO) today announced financial results for its first fiscal quarter ended March 31, 2017. Results are reported in accordance with U.S. generally accepted accounting principles (“GAAP”) and are also reported adjusting for certain items (“Non-GAAP”). A reconciliation between GAAP and Non-GAAP operating results is provided at the end of this press release.

U.S. dollars in millions, except per share data

GAAP Results	Q1 ‘17	Q1 ‘16
Revenue	$94.4	$78.0
Net income (loss)	$1.1	$(15.5)
Diluted earnings (loss) per share	$0.03	$(0.40)

Non-GAAP Results	Q1 ‘17	Q1 ‘16
Net income (loss)	$3.6	$(5.7)
Adjusted EBITDA	$7.3	$(2.1)
Diluted earnings (loss) per share	$0.09	$(0.15)

“Veeco’s first quarter sales were above seasonal average and increased by more than 20% year-over-year, reflecting a recovery in LED industry conditions.  We are continuing to build backlog and see a healthy sales pipeline, which supports top line growth in the second half of 2017.  Our Q1 gross margin reflects, among other factors, the temporary impact of our manufacturing consolidation efforts.  We now expect to complete these plans in the third quarter.  We believe our consolidation efforts combined with sustained cost discipline will drive positive operating leverage, as revenues scale,” commented John R. Peeler, Chairman and Chief Executive Officer.

“In addition, we are pleased with the progress we’ve made towards completing the Ultratech acquisition, which we expect to close in late May.  Integration planning is well under way and we expect to hit the ground running on day one,” Mr. Peeler concluded.

1

Guidance and Outlook

The following guidance is provided for Veeco’s second quarter 2017:

•                  Revenue is expected to be in the range of $85 million to $100 million

•                  Adjusted EBITDA is expected to be in the range of $4 million to $10 million

•                  GAAP earnings (loss) per share are expected to be in the range of ($0.14) to $0.02 and includes a pre-tax interest expense estimated to be ~$5 million associated with the 2023 Convertible Notes

•                  Non-GAAP earnings per share are expected to be in the range of ($0.05) to $0.09 and includes a pre-tax interest expense estimated to be ~$2 million associated with the 2023 Convertible Notes

Please refer to the tables at the end of this press release for further details.

Conference Call Information

A conference call reviewing these results has been scheduled for today, May 4, 2017 starting at 5:00pm ET. To join the call, dial 877-741-4251 (toll free) or 719-325-4760 and use passcode 3255654. The call will also be webcast live on the Veeco website at ir.veeco.com. A replay of the webcast will be made available on the Veeco website beginning at 8:00pm ET this evening. We will post an accompanying slide presentation to our website prior to the beginning of the call.

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, displays, power electronics, compound semiconductors, hard disk drives, semiconductors, MEMS and wireless chips. We are the leader in MOCVD, MBE, Ion Beam, Wet Etch single wafer processing and other advanced thin film process technologies. Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership. For information on our company, products and worldwide service and support, please visit www.veeco.com.

Forward-looking Statements

This written communication contains forward-looking statements that involve risks and uncertainties concerning the proposed acquisition by Veeco Instruments Inc. (“Veeco” or the “Company”) of Ultratech, Inc. (“Ultratech”), Ultratech’s and the Company’s expected financial performance, as well as Ultratech’s and the Company’s strategic and operational plans.  Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties.  The potential risks and uncertainties include, among others, the possibility that Ultratech may be unable to obtain required stockholder approval or that other conditions to closing the transaction may not be satisfied, such that the transaction will not close or that the closing may be delayed; the reaction of customers to the transaction; general economic conditions; the transaction may involve unexpected costs, liabilities or delays; risks that the transaction disrupts current plans and operations of the parties to the transaction; the ability to recognize the benefits of the transaction; the amount of the costs, fees, expenses and charges related to the transaction and the actual terms of any financings that will be obtained for the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement.  In addition, please refer to the documents that the Company and Ultratech file with the Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K.  The filings by the Company and Ultratech identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication.

All forward-looking statements speak only as of the date of this written communication or, in the case of any document incorporated by reference, the date of that document.  Neither the Company nor Ultratech is under any duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.

2

Additional Information and Where to Find It

In connection with the proposed acquisition of Ultratech by Veeco pursuant to the Agreement and Plan of Merger by and among Ultratech, Veeco and Ulysses Acquisition Subsidiary Corp., Veeco filed with the SEC a Registration Statement on Form S-4 on April 24, 2017, which contains a proxy statement of Ultratech and a prospectus of Veeco, which proxy statement/prospectus was mailed or otherwise disseminated to Ultratech’s stockholders on April 24, 2017.  Investors are urged to read the proxy statement/prospectus (including all amendments and supplements) because they contain important information.  Investors may obtain free copies of the proxy statement/prospectus, as well as other filings containing information about Veeco and Ultratech, without charge, at the SEC’s Internet site (www.sec.gov).  Copies of these documents may also be obtained for free from the companies’ web sites at www.Veeco.com or www.Ultratech.com.

Participants in Solicitation

Veeco, Ultratech and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Ultratech in connection with the proposed transaction.  Information about Veeco’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on February 22, 2017, and its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on March 17, 2017.  Information about Ultratech’s executive officers and directors is set forth in its Annual Report on Form 10-K, which was filed with the SEC on March 1, 2017, and the amendment to its Annual Report on Form 10-K/A, which was filed with the SEC on April 20, 2017.  Investors may obtain more detailed information regarding the direct and indirect interests of Veeco, Ultratech and their respective executive officers and directors in the acquisition by reading the proxy statement/prospectus regarding the transaction, which has been filed with the SEC.

-financial tables attached-

Veeco Contacts:

Investors:	Media:
Shanye Hudson 516-677-0200 x1272	Jeffrey Pina 516-677-0200 x1222
shudson@veeco.com	jpina@veeco.com

3

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2017	2016
Net sales	$94,386	$78,011
Cost of sales	60,186	46,055
Gross profit	34,200	31,956
Operating expenses, net:
Research and development	14,989	22,110
Selling, general, and administrative	20,466	19,839
Amortization of intangible assets	2,867	5,251
Restructuring	1,338	100
Asset impairment	463	—
Other, net	(78)	(71)
Total operating expenses, net	40,045	47,229
Operating income (loss)	(5,845)	(15,273)
Interest income (expense), net	(3,342)	268
Income (loss) before income taxes	(9,187)	(15,005)
Income tax expense (benefit)	(10,282)	528
Net income (loss)	$1,095	$(15,533)

Income (loss) per common share:
Basic	$0.03	$(0.40)
Diluted	$0.03	$(0.40)

Weighted average number of shares:
Basic	39,619	39,113
Diluted	40,140	39,113

Veeco Instruments Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$423,661	$277,444
Short-term investments	258,196	66,787
Accounts receivable, net	51,433	58,020
Inventories	64,697	77,063
Deferred cost of sales	4,684	6,160
Prepaid expenses and other current assets	19,777	16,034
Total current assets	822,448	501,508
Property, plant and equipment, net	63,684	60,646
Intangible assets, net	55,511	58,378
Goodwill	114,908	114,908
Deferred income taxes	4,044	2,045
Other assets	21,047	21,047
Total assets	$1,081,642	$758,532

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,732	$22,607
Accrued expenses and other current liabilities	28,480	33,201
Customer deposits and deferred revenue	70,785	85,022
Income taxes payable	2,441	2,311
Current portion of long-term debt	375	368
Total current liabilities	132,813	143,509
Deferred income taxes	14,063	13,199
Long-term debt	268,098	826
Other liabilities	1,652	6,403
Total liabilities	416,626	163,937

Total stockholders’ equity	665,016	594,595

Total liabilities and stockholders’ equity	$1,081,642	$758,532

Veeco Instruments Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Data

(in thousands, except per share amounts)

(unaudited)

		Non-GAAP Adjustments
Three months ended March 31, 2017	GAAP	Share-based Compensation	Amortization	Other	Non-GAAP
Net sales	$94,386				$94,386
Gross profit	34,200	657		89	34,946
Gross margin	36.2%				37.0%
Research and development	14,989	(429)			14,560
Selling, general, and administrative and Other	20,388	(3,100)		(1,361)	15,927
Net income (loss)	1,095	4,186	2,867	(4,504)	3,644

Income (loss) per common share:
Basic	$0.03				$0.09
Diluted	0.03				0.09
Weighted average number of shares:
Basic	39,619				39,619
Diluted	40,140				40,140

Veeco Instruments Inc. and Subsidiaries

Other Non-GAAP Adjustments

(in thousands)

(unaudited)

Three months ended March 31, 2017
Asset impairment	463
Restructuring	1,338
Acquisition related	1,361
Accelerated depreciation	89
Non-cash interest expense	2,185
Non-GAAP tax adjustment *	(9,940)
Total Other	(4,504)

* - The ‘with or without’ method is utilized to determine the income tax effect of all non-GAAP adjustments. Also included in the non-GAAP tax adjustment is the exclusion of a $4.9 million tax benefit associated with the Convertible Senior Notes, as well as a $4.9 million tax benefit associated with the reversal of a reserve for an uncertain tax position.

These tables include financial measures adjusted for the impact of certain items; these financial measures are therefore not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP financial measures exclude items such as: share-based compensation expense; charges relating to restructuring initiatives; non-cash asset impairments; certain other non-operating gains and losses; and acquisition-related items such as transaction costs, non-cash amortization of acquired intangible assets, and incremental transaction-related compensation.

These Non-GAAP financial measures may be different from Non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, Non-GAAP financial measures are intended to facilitate meaningful comparisons to historical operating results, competitors’ operating results, and estimates made by securities analysts. Management is evaluated on key performance metrics including adjusted EBITDA, which is used to determine management incentive compensation as well as to forecast future periods. These Non-GAAP financial measures may be useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, similar Non-GAAP financial measures have historically been reported to investors; the inclusion of comparable numbers provides consistency in financial reporting. Investors are encouraged to review the reconciliation of the Non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures.

Veeco Instruments Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Data

(in thousands, except per share amounts)

(unaudited)

		Non-GAAP Adjustments
Three months ended March 31, 2016	GAAP	Share-based Compensation	Amortization	Other	Non-GAAP
Net sales	$78,011				$78,011
Gross profit	31,956	546			32,502
Gross margin	41.0%				41.7%
Research and development	22,110	(1,099)			21,011
Selling, general, and administrative and Other	19,768	(2,743)		(63)	16,962
Net income (loss)	(15,533)	4,388	5,251	163	(5,731)

Income (loss) per common share:
Basic	$(0.40)				$(0.15)
Diluted	(0.40)				(0.15)
Weighted average number of shares:
Basic	39,113				39,113
Diluted	39,113				39,113

Veeco Instruments Inc. and Subsidiaries

Other Non-GAAP Adjustments

(in thousands)

(unaudited)

Three months ended March 31, 2016
Restructuring	100
Acquisition Related	63
Total Other	163

The ‘with or without’ method is utilized to determine the income tax effect of all non-GAAP adjustments.

These tables include financial measures adjusted for the impact of certain items; these financial measures are therefore not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP financial measures exclude items such as: share-based compensation expense; charges relating to restructuring initiatives; non-cash asset impairments; certain other non-operating gains and losses; and acquisition-related items such as transaction costs, non-cash amortization of acquired intangible assets, and incremental transaction-related compensation.

These Non-GAAP financial measures may be different from Non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, Non-GAAP financial measures are intended to facilitate meaningful comparisons to historical operating results, competitors’ operating results, and estimates made by securities analysts. Management is evaluated on key performance metrics including adjusted EBITDA, which is used to determine management incentive compensation as well as to forecast future periods. These Non-GAAP financial measures may be useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, similar Non-GAAP financial measures have historically been reported to investors; the inclusion of comparable numbers provides consistency in financial reporting. Investors are encouraged to review the reconciliation of the Non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures.

Veeco Instruments Inc. and Subsidiaries

Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA

(in thousands)

(unaudited)

	Three months ended March 31,
	2017	2016
GAAP Net income (loss)	$1,095	$(15,533)
Share-based compensation	4,186	4,388
Amortization	2,867	5,251
Asset impairment	463	—
Restructuring	1,338	100
Acquisition related	1,361	63
Accelerated depreciation	89	—
Interest expense (income), net	3,342	(268)
Depreciation	2,843	3,341
Income tax expense (benefit)	(10,282)	528
Adjusted EBITDA	$7,302	$(2,130)

This table includes financial measures adjusted for the impact of certain items; these financial measures are therefore not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP financial measures exclude items such as: share-based compensation expense; charges relating to restructuring initiatives; non-cash asset impairments; certain other non-operating gains and losses; and acquisition-related items such as transaction costs, non-cash amortization of acquired intangible assets, and incremental transaction-related compensation.

These Non-GAAP financial measures may be different from Non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, Non-GAAP financial measures are intended to facilitate meaningful comparisons to historical operating results, competitors’ operating results, and estimates made by securities analysts. Management is evaluated on key performance metrics including adjusted EBITDA, which is used to determine management incentive compensation as well as to forecast future periods. These Non-GAAP financial measures may be useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, similar Non-GAAP financial measures have historically been reported to investors; the inclusion of comparable numbers provides consistency in financial reporting. Investors are encouraged to review the reconciliation of the Non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures.

Veeco Instruments Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Data

(in millions, except per share amounts)

(unaudited)

				Non-GAAP Adjustments
Guidance for the three months ended June 30, 2017	GAAP			Share-based Compensation	Amortization	Other	Non-GAAP
Net sales	$85	-	$100				$85	-	$100

Gross profit	32	-	39	1	—	—	33	-	40
Gross margin	37%	-	39%				38%	-	40%

Net income (loss)	$(5)	-	$1	4	3	(4)	$(2)	-	$4

Income (loss) per diluted common share	$(0.14)	-	$0.02				$(0.05)	-	$0.09
Weighted average number of shares	39		40				39		40

Veeco Instruments Inc. and Subsidiaries

Reconciliation of GAAP Net Income (loss) to Adjusted EBITDA

(in millions)

(unaudited)

Guidance for the three months ended June 30, 2017
GAAP Net income (loss)	$(5)	-	$1
Share-based compensation	4	-	4
Amortization	3	-	3
Restructuring	2	-	2
Acquisition related	2	-	2
Interest expense, net	4	-	4
Depreciation	3	-	3
Income tax expense (benefit)	(9)	-	(9)
Adjusted EBITDA	$4	-	$10

Note:  Amounts may not calculate precisely due to rounding.

These tables include financial measures adjusted for the impact of certain items; these financial measures are therefore not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). These Non-GAAP financial measures exclude items such as: share-based compensation expense; charges relating to restructuring initiatives; non-cash asset impairments; certain other non-operating gains and losses; and acquisition-related items such as transaction costs, non-cash amortization of acquired intangible assets, and incremental transaction-related compensation.

These Non-GAAP financial measures may be different from Non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, Non-GAAP financial measures are intended to facilitate meaningful comparisons to historical operating results, competitors’ operating results, and estimates made by securities analysts. Management is evaluated on key performance metrics including adjusted EBITDA, which is used to determine management incentive compensation as well as to forecast future periods. These Non-GAAP financial measures may be useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, similar Non-GAAP financial measures have historically been reported to investors; the inclusion of comparable numbers provides consistency in financial reporting. Investors are encouraged to review the reconciliation of the Non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures.